Ex. 10.13

Feinstein Employment Understanding

(i)       Salary. Consultant shall receive initial base monthly salary Compensation in the amount of $8,000 ("Base Salary").

(ii)      Payment. The Base Salary Compensation shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.